Exhibit 99.2

Cleansing Information

In relation to the financial outlook disclosed in the Company’s June 5, 2023 Investor Day Presentation (the “Financial Outlook”), Lumen is providing the following additional and related disclosures.

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The Company is expecting a tax refund of approximately $900 million previously not included within the Financial Outlook. Approximately $200 million of the refund will be applied to pay 2023 estimated taxes and the Company is expecting a cash refund of approximately $700 million in Q1 2024. This cash benefit is expected to be offset in the outer years by other cash and tax impacts such that the cumulative benefit is mid $600 million through 2027. Notwithstanding this expected benefit, the Company is not planning to change its Financial Outlook at this time, as it continues to expect to be in the various forecast ranges previously disclosed resulting in part due to expected trends in EBITDA, capital expenditures and working capital. In aggregate, the Company is expecting a net free cash flow benefit in the near term from the anticipated tax refund and a net free cash flow reduction in the outer years. While the cumulative free cash flow impact through 2027 remains within the cumulative range previously disclosed, cumulative free cash flow is currently expected to be toward the low end of the range.

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The ranges for free cash flow included in the Financial Outlook assume that net sale proceeds from the EMEA divestiture are used to repay debt coming due in 2025. Furthermore, at the midpoint, the Financial Outlook assumes that debt maturing prior to 2027 is paid as it comes due.

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Of Lumen Consolidated Adjusted EBITDA, approximately 40% is anticipated to relate to Level 3 Parent, LLC and its subsidiaries in fiscal year 2023E, growing to 42%-44% in the remaining fiscal years for which financial outlook metrics have been disclosed.

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Approximately $0.9-$1.1 billion of capital expenditures is anticipated to relate to Level 3 Parent, LLC and its subsidiaries in all fiscal years for which Financial Outlook metrics have been disclosed.